UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 3, 2019

RED LION HOTELS CORPORATION

(Exact name of Registrant as specified in its charter)

Washington

(State or other jurisdiction of incorporation or organization)

001-13957	91-1032187
(Commission File Number)	(I.R.S. Employer Identification No.)

1550 Market Street, Suite 350

Denver, Colorado 80202

(Address of Principal Executive Office)

(509) 459-6100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock	RLH	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure Of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 3, 2019, Red Lion Hotels Corporation (“RLHC” or the “Company”) announced the appointment of John J. Russell Jr. as the Company’s Interim Chief Executive Officer. Mr. Russell is expected to start immediately and will serve as our interim principal executive officer while RLHC continues its search for a permanent CEO.

Mr. Russell, 72, has served as President and COO of Sentry Hospitality since October 2017, a management company for hotels, resorts, conference centers, and private residence clubs. From March 2016 to July 2017, Mr. Russell was the Senior Vice President, Guest Experience, Education and Development, at the Georgia Aquarium, and from January 2012 through February 2016, Mr. Russell served as the President of Sentry Hospitality and Sentry Companies. Mr. Russell also recently served as Senior Advisor for Ocean Visions, Inc., a 501(c)(3) organization that funds and launches companies that find solutions to problems with oceans, its sources and animals within, to improve the health of our water sources for future generations. Over the past 40 years, Mr. Russell has held numerous executive positions with hospitality companies, including ITT Sheraton, Days Inn of America, Carlson Companies, Benchmark Hospitality, HFS, Cendant, RCI, Yesawich, Pepperdine, Brown and Russell (Partner), NYLO Hotels, MODO Hotels and CampusBrands.

There are no arrangements or understandings between Mr. Russell and any other persons pursuant to which he was selected as an officer and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

RLHC has entered into a letter agreement with Mr. Russell under which he will be employed by RLHC on an at-will basis, and which contains the following terms regarding his compensation:

Mr. Russell is entitled to an annual base salary of $400,000, and a performance bonus equal to $35,000 for each 90 days of employment completed by Mr. Russell and achievement of certain performance goals as outlined by the Compensation Committee of the Company’s Board of Directors. Mr. Russell will be required to relocate to Denver, Colorado for the term of his interim employment with the Company. During the term of his interim employment with the Company, the Company will provide for Mr. Russell’s use its furnished one-bedroom apartment in Denver, and will reimburse Mr. Russell for shipping costs to Denver, Colorado for one vehicle and reasonable household items, plus up to $5,000 of other reasonable relocation expenses. In addition, the Company will reimburse Mr. Russell for two round trip tickets for domestic flights for Mr. Russell and his spouse during the term of his interim employment with the Company. For any relocation reimbursements described above that are deemed wages under the Internal Revenue Code, the Company will gross up its reimbursement to Mr. Russell to account for federal income tax.

Mr. Russell will be eligible to participate in the employee benefits programs that are available to any newly hired executive, as well as other benefits that are subsequently added for executives for which he is qualified as a named executive officer of the Company.

If Mr. Russell is terminated within the first 90 days of his employment without “cause”, the Company will pay to Mr. Russell his base salary for the balance of the 90 days. The term “cause” means (i) the willful and intentional failure or refusal to perform or observe any material duties, responsibilities or obligations, after notice and opportunity to cure; (ii) any willful and intentional act involving fraud, theft, embezzlement or dishonesty affecting the company; or (iii) a conviction of (or a plea of nolo contendere to) an offense that is a felony in the jurisdiction involved.

Item 7.01	Regulation FD Disclosure

A copy of the December 3, 2019 press release announcing the appointment of Mr. Russell is included as Exhibit 99.1 to this report. Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the Exchange Act) or otherwise subject to the liabilities under that section and shall not be deemed to be incorporated by reference into any filing of the registrant under the Securities Act of 1933 or the Exchange Act.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description

99.1	Press Release dated December 3, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Red Lion Hotels Corporation

/s/ Thomas L. McKeirnan
Thomas L. McKeirnan
Executive Vice President, General Counsel and Secretary

Date: December 3, 2019